Exhibit 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
SVP & Chief Business Officer	Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS POISED TO ACQUIRE 100% INTEREST IN RIT ONCOLOGY LLC™
JOINT VENTURE UPON CTI’S FULFILLMENT OF CLOSING CONDITIONS
•	Cell Therapeutics Exercises Its Option To Sell Its Interest In ZEVALIN® JV; Spectrum Has Up to 30 Days to Close

•	FDA Sets July 2, 2009 as New PDUFA Action Date For ZEVALIN in First Line Consolidation Therapy After Additional Data Was Received on February 5, 2009

•	FUSILEV Sales to Date Are Expected To Substantially Fund the Acquisition Cost of Up To $18 Million

•	Plans for ZEVALIN on Track; Strong Synergies with FUSILEV Anticipated

•	Spectrum Will Host a Conference Call on Thursday, February 26th at 1:30pmET/10:30amPT
IRVINE, California — February 23, 2009 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI) today announced that Cell Therapeutics exercised its option to sell its 50% ownership interest in RIT Oncology LLC™ to Spectrum for up to $18 million, in three installments (closing, 45 days from closing, 90 days from closing). Per the agreement, Spectrum will have up to 30 days in which to close, assuming CTI fulfills all closing conditions. After the close of the transaction, Spectrum Pharmaceuticals will have 100% ownership in RIT Oncology LLC, and will be responsible for all manufacturing, sales, marketing, and commercialization activities for ZEVALIN® (ibritumomab tiuxetan).
ZEVALIN is currently approved for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL), including patients who have rituximab-refractory follicular NHL.
“We are very excited at the prospect of a 100% ownership in RIT Oncology,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “Following the anticipated approval of ZEVALIN as first line consolidation therapy for patients with B-cell follicular non-Hodgkin’s lymphoma, we expect the combination of compelling new clinical data, together with anticipated regulatory and reimbursement changes and a robust sales and marketing effort, to substantially improve patient access to ZEVALIN. Securing full rights to ZEVALIN following the close of this transaction should also increase the return on our investment, and facilitate synergies with our FUSILEV franchise. Additionally, we expect FUSILEV sales to date to substantially fund the ZEVALIN acquisition.”
On November 28, 2008, the FDA accepted for filing and review, and granted priority review status for, the supplemental Biologics License Application for use of ZEVALIN as first line consolidation therapy for patients with B-cell follicular non-Hodgkin’s lymphoma. Priority review is granted by the FDA for a treatment that addresses a significant unmet medical need.
An amendment to the sBLA was received by FDA on February 5, 2009. This submission was considered to be a major amendment, and because the receipt date was within three months of the user fee goal date, FDA extended the goal date by three months to July 2, 2009, to allow for a full review of the amendment.
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157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

Conference Call
Thursday, February 26, 2009 @ 1:30p.m. Eastern/10:30 a.m. Pacific

Domestic:	866-700-7173 passcode 68723288
International:	617-213-8838 passcode 68723288
Webcast and replays: www.spectrumpharm.com.

Audio replays will be available through March 5, 2009.
Domestic:	888-286-8010, passcode 17320931
International:	617-801-6888, passcode 17320931
About ZEVALIN®
ZEVALIN® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy and is indicated as part of the ZEVALIN therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma, including patients with rituximab-refractory follicular NHL. ZEVALIN is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL based on studies using a surrogate endpoint of overall response rate. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.
Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab (Rituxan®) infusions. Yttrium-90 ZEVALIN administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the ZEVALIN therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic toxicity correlated with the degree of bone marrow involvement prior to ZEVALIN therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). ZEVALIN should only be used by health care professionals qualified by training and experience in the safe use of radionuclides.
For more information on ZEVALIN, patients and healthcare professionals can visit www.ZEVALIN.com.
About Non-Hodgkin’s Lymphoma
Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and normally spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms — aggressive NHL, a rapidly spreading acute form of the disease, and indolent NHL, which progresses more slowly. According to the National Cancer Institute’s SEER database there were nearly 400,000 people in the U.S. with NHL in 2004. The American Cancer Society estimates that in the United States 66,120 people are expected to be diagnosed with NHL in 2008. Additionally, approximately 19,160 are expected to die from this disease in 2008.
About First-Line Consolidation Therapy
Consolidation therapy aims to rapidly improve the quality of the response achieved with initial remission induction treatment. Induction therapy is a treatment designed as a first step toward reducing the number of cancer cells.
About RIT (Radioimmunotherapeutics) Oncology, LLC
Spectrum Pharmaceuticals and Cell Therapeutics are the sole members of the LLC, whose sole purpose is to commercialize ZEVALIN in the United States. The LLC is governed by a Board of Managers comprised of an equal number of members from both companies. Both parties are to equally provide for the future capital requirements of the LLC and share equally in the profits and losses of the LLC.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

About Spectrum Pharmaceuticals
Spectrum is a biopharmaceutical company that acquires, develops and commercializes a diversified portfolio of drug products, with a focus mainly on oncology and urology. Spectrum’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in developing drugs and commercialization in our areas of focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit Spectrum’s website at http://www.spectrumpharm.com.
Forward-looking statements — This press release may contain forward- looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to Spectrum’s business and its future, the safety and effectiveness of ZEVALIN, that we anticipate approval of ZEVALIN as first line consolidation therapy for patients with B-cell follicular non-Hodgkin’s lymphoma, that CTI will fulfill all of its obligations to close the transaction, that we expect the combination of compelling new clinical data, together with anticipated regulatory and reimbursement changes and a robust sales and marketing effort, to substantially improve patient access to ZEVALIN, that securing full rights to ZEVALIN following the close of this transaction should also increase the return on our investment, and facilitate synergies with our FUSILEV franchise, that we expect FUSILEV sales to date to substantially fund the ZEVALIN acquisition and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates, may not prove safe or effective, the possibility that its existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that its existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that its efforts to acquire or in-license and develop additional drug candidates may fail, its lack of revenues, its limited marketing experience, its dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent Quarterly Reports on Form 10-Q. All forward looking statements in this press release speak only as of the date hereof. Spectrum does not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law
SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum Pharmaceuticals, Inc. TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
ZEVALIN® is a registered trademark of RIT Oncology LLC, and RIT and RIT Oncology are trademarks owned by RIT Oncology, LLC.
© 2009 Spectrum Pharmaceuticals, Inc.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI